EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Guess?, Inc., Nonqualified Deferred Compensation Plan, as amended and restated, of our reports dated March 25, 2016, with respect to the consolidated financial statements and schedule of Guess?, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Guess?, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 30, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California
March 25, 2016